EXHIBIT 99.1

                 C. DAVID BUSHLEY ELECTED TO MRU HOLDINGS, INC.
                               BOARD OF DIRECTORS

New York, NY July 13, 2005: MRU Holdings, Inc., (OTCBB: MHOI), a provider and facilitator of student loans, today announced that C. David Bushley was elected to its Board of Directors. Mr. Bushley is the National Compensation Practice Leader for the Financial Services Industry at Mellon Financial Corporation and was formerly on the Board of Directors at Education Lending Group, Inc.

Prior to joining Mellon Financial Corp., Mr. Bushley served as the Senior Vice President and Chief Financial Officer of Amdura Corporation and as the Senior Vice President and the Chief Lending Officer for Mortgage Banking at the Dime Savings Bank. Prior to this, Mr. Bushley spent 9 years with Merrill Lynch & Co. where he held a variety of senior management positions, including President of Merrill Lynch Mortgage Company.

"We are extremely fortunate that David Bushley is joining our Board," said Edwin McGuinn, Chairman & CEO of MRU Holdings. "David is a widely respected consumer lending, risk management and compensation practices expert in the financial services industry. His addition to our Board will enable MRU to finalize our independent Board of Director functions and our planned NASDAQ listing. In David's case, we could not have found a more suitable choice to guide us in the years ahead," he added.

ABOUT MRU Holdings, Inc.

MRU Holdings, Inc. www.MRUHoldings.com is a publicly traded specialty finance company that profiles and provides students with funds for higher education using a blend of current market credit practices as well as its own proprietary analytic models and decision tools. The company has a renowned brand name "MyRichUncle(TM)" and highly scalable origination infrastructure. The company utilizes these assets to provide private and federal loans to students either on a referral or principal basis.

Safe Harbor Statement

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, MRU Holdings' expectations regarding its ability to develop and commercialize financial products for the higher education marketplace. Such forward-looking statements involve risks and uncertainties that, if realized, could materially impair MRU Holdings' results of operations, business, and financial condition. These forward-looking statements may be affected by the risks and uncertainties inherent in the educational finance market and in MRU Holdings' business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in our 10-KSB for the fiscal year ended December 31, 2004 and our Registration Statement on Form SB-2 both filed with the SEC on March 22, 2005. MRU Holdings cautions that certain important factors may have affected and could in the future affect MRU Holdings' beliefs and expectations and could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of MRU Holdings. The forward-looking statements contained herein are made as of the date hereof and MRU Holdings does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

MHOI

Contact:

MRU Holdings, Inc.
Edwin McGuinn
Chairman & CEO
212 836 4195
emcguinn@mruholdings.com